EXHIBIT 99.1

Sun Hydraulics 2008 2nd Quarter Earnings Release

SARASOTA, FLA, August 5, 2008 - Sun Hydraulics Corporation (NASDAQ: SNHY) today reported financial results for the second quarter 2008 as follows:

(Dollars in millions except net income per share)	June 28, 2008	June 30, 2007	Increase
Three Months Ended
Net Sales	$51.6	$43.4	19%
Net Income	$8.9	$6.0	48%
Net Income per share:
Basic	$0.54	$0.36	50%
Diluted	$0.54	$0.36	50%
Six Months Ended
Net Sales	$100.6	$84.3	19%
Net Income	$16.6	$11.8	41%
Net Income per share:
Basic	$1.00	$0.72	39%
Fully Diluted	$1.00	$0.71	41%

“European and Asian sales were both up over 20% in the second quarter and contributed more than 60% to Sun’s total growth for the period,” reported Allen Carlson, Sun CEO and president. “The North American rebound we commented on early in the year continued to gain strength last quarter and domestic sales were up 13.5% compared to last year.”

“Profitability continued to benefit from the gross margin leverage resulting from the incremental sales volume,” added Carlson. “We are, however, beginning to experience rising material input costs, as well as increasing utility and freight costs. Effective October 1, 2008, Sun will implement an across the board price increase that is expected to have a net effect of approximately 3%.”

“Sales for the first half of 2008 were up 19%. Demand for Sun products has outpaced the industry for several years and remains strong. We have established the fundamentals that will allow us to continue to grow, gain market share, and outpace the industry,” affirmed Carlson.

Outlook

“Sun’s products are used in diversified equipment markets around the globe,” stated Carlson. “Many of these markets, such as mining and energy, remain strong and demand is high. In other more obvious markets, such as equipment used in residential and commercial construction, we have begun to see some softening.”

“The diversity of our end markets, both geographically and the segments we participate in, is pivotal to maintaining our growth,” concluded Carlson.

2008 third quarter sales are estimated to be approximately $45 million, a 9% increase over last year. Third quarter earnings per share are estimated to be between $0.35 and $0.37 per share, compared to $0.32 per share last year. EPS estimates for the third quarter include a charge of $775K for U.S. income taxes due on the repatriation of $6 million from Sun Germany in July 2008.

Webcast

Sun Hydraulics Corporation will broadcast its 2008 second quarter financial results conference call live over the Internet at 2:30 P.M. E.T. tomorrow, August 6, 2008. To listen to the webcast, go to http://investor.sunhydraulics.com/medialist.cfm.

Webcast Q&A

If an individual wishes to ask questions directly during the webcast, the conference call may be accessed by dialing 1-877-407-8033. Questions also may be submitted to the Company via email by going to the Sun Hydraulics website, www.sunhydraulics.com, and clicking on Investor Relations on the top menu. Scroll down to the bottom of the page and click on contact email: investor@sunhydraulics.com, which will open an email window to type in your message. Sun management will then answer these and other questions during the Company’s webcast. A copy of this earnings release is posted on the Investor Relations page of our website under “Press Releases.”

Sun Hydraulics Corporation is a leading designer and manufacturer of high performance screw-in hydraulic cartridge valves and manifolds for worldwide industrial and mobile markets. For more information about Sun, please visit our website at www.sunhydraulics.com.

FORWARD-LOOKING INFORMATION

Certain oral statements made by management from time to time and certain statements contained herein that are not historical facts are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 and, because such statements involve risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Forward-looking statements, including those in Management’s Discussion and Analysis of Financial Condition and Results of Operations are statements regarding the intent, belief or current expectations, estimates or projections of the Company, its Directors or its Officers about the Company and the industry in which it operates, and assumptions made by management, and include among other items, (i) the Company’s strategies regarding growth, including its intention to develop new products; (ii) the Company’s financing plans; (iii) trends affecting the Company’s financial condition or results of operations; (iv) the Company’s ability to continue to control costs and to meet its liquidity and other financing needs; (v) the declaration and payment of dividends; and (vi) the Company’s ability to respond to changes in customer demand domestically and internationally, including as a result of standardization. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that the anticipated results will occur.

Important factors that could cause the actual results to differ materially from those in the forward-looking statements include, among other items, (i) the economic cyclicality of the capital goods industry in general and the hydraulic valve and manifold industry in particular, which directly affect customer orders, lead times and sales volume; (ii) conditions in the capital markets, including the interest rate environment and the availability of capital; (iii) changes in the competitive marketplace that could affect the Company’s revenue and/or cost bases, such as increased competition, lack of qualified engineering, marketing, management or other personnel, and increased labor and raw materials costs; (iv) changes in technology or customer requirements, such as standardization of the cavity into which screw-in cartridge valves must fit, which could render the Company’s products or technologies noncompetitive or obsolete; (v) new product introductions, product sales mix and the geographic mix of sales nationally and internationally; and (vi) changes relating to the Company’s international sales, including changes in regulatory requirements or tariffs, trade or currency restrictions, fluctuations in exchange rates, and tax and collection issues. Further information relating to factors that could cause actual results to differ from those anticipated is included but not limited to information under the headings Item 1. “Business,” Item 1A. “Risk Factors” and Item 7. “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” in the Company’s Form 10-K for the year ended December 29, 2007, and “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” in the Company’s Form 10-Q for the quarter ended June 28, 2008. The Company disclaims any intention or obligation to update or revise forward-looking statements, whether as a result of new information, future events or otherwise.

SUN HYDRAULICS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands except per share data)

	Three months ended
	June 28, 2008	June 30, 2007
	(unaudited)	(unaudited)
Net sales	$51,563	$43,422
Cost of sales	32,488	29,125

Gross profit	19,075	14,297
Selling, engineering and administrative expenses	5,792	5,438

Operating income	13,283	8,859
Interest income, net	(155)	(89)
Foreign currency transaction loss, net	65	27
Miscellaneous (income)/expense, net	32	(124)

Income before income taxes	13,341	9,045
Income tax provision	4,433	3,093

Net income	$8,908	$5,952

Basic net income per common share	$0.54	$0.36
Weighted average basic shares outstanding	16,592	16,425
Diluted net income per common share	$0.54	$0.36
Weighted average diluted shares outstanding	16,623	16,494
Dividends declared per share	$0.180	$0.090

SUN HYDRAULICS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands except per share data)

	Six months ended
	June 28, 2008	June 30, 2007
	(unaudited)	(unaudited)
Net sales	$100,571	$84,275
Cost of sales	64,402	56,096

Gross profit	36,169	28,179
Selling, engineering and administrative expenses	11,746	10,653

Operating income	24,423	17,526
Interest income, net	(268)	(162)
Foreign currency transaction loss, net	101	1
Miscellaneous income, net	(218)	(206)

Income before income taxes	24,808	17,893
Income tax provision	8,208	6,135

Net income	$16,600	$11,758

Basic net income per common share	$1.00	$0.72
Weighted average basic shares outstanding	16,577	16,401
Diluted net income per common share	$1.00	$0.71
Weighted average diluted shares outstanding	16,610	16,478
Dividends declared per share	$0.270	$0.157

SUN HYDRAULICS CORPORATION

CONSOLIDATED BALANCE SHEETS

(in thousands)

	June 28, 2008 (unaudited)	December 29, 2007
Assets
Current assets:
Cash and cash equivalents	$27,962	$19,191
Restricted cash	153	146
Accounts receivable, net of allowance for doubtful accounts of $176 and $215	22,302	17,029
Inventories	12,203	11,421
Deferred income taxes	301	301
Other current assets	1,125	1,210

Total current assets	64,046	49,298
Property, plant and equipment, net	60,346	56,999
Other assets	4,467	4,483

Total assets	$128,859	$110,780

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$7,069	$5,668
Accrued expenses and other liabilities	4,796	4,857
Long-term debt due within one year	330	417
Dividends payable	1,495	1,484
Income taxes payable	2,338	674

Total current liabilities	16,028	13,100
Long-term debt due after one year	196	284
Deferred income taxes	5,106	5,108
Other noncurrent liabilities	563	406

Total liabilities	21,893	18,898
Shareholders’ equity:
Common stock	17	16
Capital in excess of par value	37,340	34,390
Retained earnings	63,959	51,844
Accumulated other comprehensive income	5,650	5,632

Total shareholders’ equity	106,966	91,882

Total liabilities and shareholders’ equity	$128,859	$110,780

SUN HYDRAULICS CORPORATION

CONSOLIDATED STATEMENT OF CASH FLOWS

(in thousands)

	Six months ended
	June 28, 2008	June 30, 2007
	(unaudited)	(unaudited)
Cash flows from operating activities:
Net income	$16,600	$11,758
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,521	3,047
(Gain)/Loss on disposal of assets	115	(61)
Provision for deferred income taxes	(2)	84
Allowance for doubtful accounts	(39)	(38)
Stock-based compensation expense	434	331
Stock options income tax benefit	(15)	(286)
(Increase) decrease in:
Accounts receivable	(5,234)	(3,831)
Inventories	(782)	(754)
Other current assets	85	(1,473)
Other assets	3	(205)
Increase in:
Accounts payable	1,401	959
Accrued expenses and other liabilities	2,194	1,311
Income taxes payable	1,679	1,207
Other noncurrent liabilities	157	401

Net cash provided by operating activities	20,117	12,450

Cash flows from investing activities:
Capital expenditures	(6,862)	(6,885)
Proceeds from dispositions of equipment	99	76

Net cash used in investing activities	(6,763)	(6,809)
Cash flows from financing activities:
Repayment of debt	(225)	(210)
Proceeds from exercise of stock options	84	256
Proceeds from stock issued	162	123
Dividends to shareholders	(4,474)	(2,181)
Stock options income tax benefit	15	286

Net cash used in financing activities	(4,438)	(1,726)
Effect of exchange rate changes on cash and cash equivalents	(138)	310

Net increase in cash and cash equivalents	8,778	4,225
Cash and cash equivalents, beginning of period	19,337	9,497

Cash and cash equivalents, end of period	$28,115	$13,722

Supplemental disclosure of cash flow information:
Cash paid:
Interest	$19	$24
Income taxes	$6,546	$5,349
Supplemental disclosure of noncash transactions:
Common stock issued to ESOP through accrued expenses and other liabilities	$2,255	$1,386

	United States	Korea	Germany	United Kingdom	Elimination	Consolidated
Three Months Ended June 28, 2008
Sales to unaffiliated customers	$31,705	$5,465	$7,859	$6,534	$—	$51,563
Intercompany sales	8,677	—	65	615	(9,357)	—
Operating income	9,391	425	2,314	1,078	75	13,283
Depreciation	1,265	42	151	336	—	1,794
Capital expenditures	4,180	1	117	164	—	4,462

Three Months Ended June 30, 2007
Sales to unaffiliated customers	$25,836	$5,695	$6,107	$5,784	$—	$43,422
Intercompany sales	7,995	—	20	650	(8,665)	—
Operating income	6,153	636	1,377	686	7	8,859
Depreciation	1,098	43	136	264	—	1,541
Capital expenditures	2,976	152	21	533	—	3,682

Six Months Ended June 28, 2008
Sales to unaffiliated customers	$60,024	$11,819	$15,821	$12,907	$—	$100,571
Intercompany sales	17,804	—	143	1,204	(19,151)	—
Operating income	16,575	1,074	4,728	2,108	(62)	24,423
Depreciation	2,457	88	296	666	—	3,507
Capital expenditures	6,412	17	149	284	—	6,862

Six Months Ended June 30, 2007
Sales to unaffiliated customers	$49,604	$10,652	$12,698	$11,321	$—	$84,275
Intercompany sales	16,163	—	50	1,534	(17,747)	—
Operating income	11,896	1,146	3,021	1,521	(58)	17,526
Depreciation	2,160	82	272	520	—	3,034
Capital expenditures	5,718	209	47	911	—	6,885

Contact:

Richard K. Arter	Investor Relations	941-362-1200
Tricia L. Fulton	Chief Financial Officer	941-362-1200